Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
June 15, 2010

mBeach Software, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-159853	26-4742785
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Hickory Oak Hollow
Cumming, GA 30040
(Address of principal executive offices)

 (678) 358-6954
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Stock Exchange Stock

On June 15, 2010 mBeach Software, Inc., a Florida corporation (“mBeach”), entered into a Stock Exchange Agreement (the “Exchange Agreement”) with Skin Cancer Scanning Ltd., an Israeli corporation (“SCS”), and all but one of its shareholders- Alexander Blaunstein, Eran Moas, Secumedicom Ltd., Dr. Yafim Smolyak, Aliad M.C.S. Ltd., Lior Ben-hur, Borris Krasny, Efi Oshaya, Bunim Brimer, Sharon Brimer and Inbar Brimer (collectively, the “Sellers”). Pursuant to the terms of Exchange Agreement, at the closing the Sellers shall transfer to a wholly-owned subsidiary of mBeach all of their shares of SCS. Upon consummation of the transactions contemplated by the Exchange Agreement, mBeach shall own 96% of SCS; if the shareholder who currently has not executed the Exchange Agreement signs the Agreement, mBeach shall own 100% of SCS.

SCS is a research and development company based in Israel which developed a passive non-invasive medical device for early diagnosis of skin cancer.

In accordance with the terms of the Exchange Agreement, until the earlier of the closing of the acquisition or the termination of the Exchange Agreement in accordance with its terms, neither SCS, its shareholders nor its or their respective affiliates shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons relating to SCS or the shares of SCS.

The transactions contemplated in the Exchange Agreement will be consummated when all of the conditions and obligations of the parties as set forth therein are satisfied or waived, including but not limited to the receipt of audited financial statements of SCS required by the rules and regulations of the Securities and Exchange Commission. The Exchange Agreement contains representations, warranties and covenants customary in a transaction of this nature.

At the closing, certain investors shall invest $72,000 in mBeach. Such investment shall be in the form of a convertible note. The note is a 3-year note and after five months from the date of issuance will be convertible to 10,696,291 shares of common stock of mBeach. In connection with the issuance of the Note, mBeach shall issue said investors three separate classes of warrants, each class exercisable for 10,285,994, 10,770,694 and 11,278,193, respectively, shares of common stock of mBeach for an aggregate exercise price of $150,000, 150,000 and $500,000. The warrants are exercisable for 3 years. The shares of mBeach issuable upon conversion of said note and the exercise of the warrants shall be included on a registration statement to be filed by mBeach within 30 days of the issuance of the Note and Warrants. At the closing, mBeach shall issue five of the Sellers options to purchase an aggregate of 26,500,292shares of common stock of mBeach. The exercise price of the options, which expire March 31, 2012, shall be a 25% discount of the volume weighted average of the per share purchase price for the 5 trading days prior to exercise. One of the Sellers shall receive a 2-year option  to purchase up to 795,080 shares of common stock of mBeach at an exercise price of the market volume weighted average closing price of a share of common stock of mBeach for the 5 trading days immediately after the filling by mBeach  of a Current Report on Form 8-K with the SEC disclosing the consummation of the transaction with SCS.

Certain of the Sellers shall also maintain their right to obtain 12% of any consideration paid to SCS  if there is a change in control or sale of all or substantially all of the assets of SCS.

Each of the Sellers will execute a Lock-Up agreement whereby they agree not to sell any of their shares in mBeach for 15 months from the date of the closing.

Pursuant to the Exchange Agreement, effective upon the closing, and subject to applicable SEC rules and regulations, the Board of Directors of SCS shall consist of Alexander Blaunstein, Lior Ben-hur, Bunim Brimer and Yossi Biderman. The officer of SCS shall be Yossi Biderman and the current officer and director of mBeach, William Gaffney, shall resign.

For all the terms of the Exchange Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 10.1. All statements made herein concerning such agreement are qualified by references to said exhibit.

Stock Purchase Agreement

On June 15, 2010 William Gaffney, the principal shareholder of mBeach and its sole officer and director, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the Sellers pursuant to which William Gaffney will sell all his 156,000,000 shares of common stock of mBeach to the Sellers. These shares represent 91% of the issued and outstanding stock of mBeach. The transaction contemplated by the Purchase Agreement shall close simultaneous with the closing of the transactions contemplated by the Exchange Agreement.

For all the terms of the Stock Purchase Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 10.2. All statements made herein concerning such agreement are qualified by references to said exhibit.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1
Stock Exchange Agreement, made as of June 15, 2010, by and among mBeach Software, Inc., a Florida corporation, a Nevada corporation to be established which will become a wholly-owned subsidiary of Parent, Skin Cancer Scanning Ltd., an Israeli corporation, and Alexander Blaunstein, Eran Moas, Secumedicom Ltd., Dr. Yafim Smolyak, Aliad M.C.S. Ltd., Lior Ben-hur, Borris Krasny,., Efi Oshaya, Bunim Brimer, Sharon Brimer and Inbar Brimer

10.2
Stock Purchase Agreement made as of June 15, 2010, by and among William Gaffney and Alexander Blaunstein, Eran Moas, Secumedicom Ltd., Dr. Yafim Smolyak. Aliad M.C.S. Ltd., Lior Ben-hur, Borris Krasny, , Efi Oshaya, Bunim Brimer, Sharon Brimer and Inbar Brimer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mBEACH SOFTWARE, INC.

Dated: June 16, 2010	By:	/s/William Gaffney
William Gaffney
Title: President